EXHIBIT 99.2

CONSORTIUM AGREEMENT

THIS CONSORTIUM AGREEMENT (this “Agreement”) is made as of January 5, 2025, by and among (i) Trustar Mobile Charging Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Trustar Capital”), (ii) Mars Guangyuan Cai (“Mr. Cai”), (iii) Peifeng Xu (“Mr. Xu”), (iv) Victor Yaoyu Zhang (“Mr. Zhang”) and (v) Maria Yi Xin (“Ms. Xin”) (the foregoing (ii) through (v), each, a “Management Party” and collectively, the “Management Parties”). Each of Trustar Capital, Mr. Cai, Mr. Xu, Mr. Zhang, Ms. Xin and the Additional Parties (as defined in Section 1.03) (if any) is referred to herein as a “Party” and collectively as the “Parties.”

All capitalized terms used but not defined in the first place they appear in this Agreement are defined under Article X (Definitions and Interpretation) hereof.

WHEREAS, the Parties propose to form a consortium (the “Consortium”) to undertake a transaction (the “Transaction”) with respect to Smart Share Global Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Target”), pursuant to which the Parties and/or their Affiliates would acquire all of the outstanding Target Ordinary Shares not already owned by members of the Consortium, which would result in delisting of the Target from the NASDAQ Stock Market (“NASDAQ”) and deregistering of the Target under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, (a) in connection with the Transaction, the Parties propose to incorporate a new company (“Holdco”) under the laws of the Cayman Islands, and to cause Holdco to incorporate a direct or indirect wholly-owned subsidiary (“Merger Sub”) under the laws of the Cayman Islands, and (b) at the closing of the Transaction (the “Closing”), the Parties intend that Merger Sub will be merged with and into the Target, with the Target being the surviving company (the “Surviving Company”) and becoming a wholly-owned subsidiary of Holdco;

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, the Parties will submit a joint non-binding proposal in form and substance agreed by the Parties (the “Proposal”) to the Target’s board of directors (the “Board”) in connection with the Transaction; and

WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in (a) the evaluation of the Target, including conducting due diligence with respect to the Target and its business, (b) discussions with the Target regarding the Proposal, and (c) the negotiation of the terms of the definitive documentation in connection with the Transaction (collectively, together with any amendments or waivers thereof, the “Definitive Documents”), in which negotiations the Parties expect that the Target will be represented by a special committee of independent and disinterested directors of the Board (the “Special Committee”), including an agreement and plan of merger in the form to be agreed by the parties thereto (the “Merger Agreement”).

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
Proposal; Holdco Ownership

Section 1.01.     Participation in Transaction. The Parties agree to participate in the Transaction on the terms and conditions set forth in this Agreement. The Parties shall cooperate and proceed in good faith to (a) undertake due diligence with respect to the Target and its business; (b) engage in discussions with the Target regarding the Proposal; and (c) negotiate in good faith the terms of the Definitive Documents. In order to facilitate the foregoing, the Parties agree to authorize and delegate to Trustar Capital the primary responsibility for negotiating the terms of the Definitive Documents with the Board and/or the Special Committee on behalf of the Consortium with respect to the Transaction; provided that any material terms and conditions of the Definitive Documents (including without limitation any proposed change to the purchase price offered to the shareholders of the Target in the Transaction as set forth in the Proposal, any agreement or arrangement among the Parties prior to or after the Closing, any material term of the Merger Agreement and any Debt Financing (as defined in Section 1.04) arranged in connection with the Transaction) shall require the approval of each of Trustar Capital and Mr. Cai as representatives authorized by the Parties. Trustar Capital shall keep the Management Parties or their designated representative(s) (including Ms. Xin, or another individual designated by the Management Parties collectively by written notice to the other Parties from time to time) reasonably promptly informed and updated on the status of negotiations with the Board and/or the Special Committee with respect to the Transaction (including by providing drafts of documents prepared in connection therewith). Each Management Party shall have the right, upon request by Mr. Cai, to be present at meetings and participate in discussions and other communications with the Board and/or the Special Committee with respect to the Transaction.

Section 1.02.      Holdco Ownership and Arrangements.

(a)         Prior to the execution of the Merger Agreement, Trustar Capital will incorporate Holdco and, subject to the structure for the Transaction agreed by the Parties, cause Holdco to incorporate Merger Sub (and any other intermediate holding companies) in connection with the Transaction. Trustar Capital and Mr. Cai, as representatives authorized by the Parties, acting jointly shall have the sole power, authority and discretion to cause Holdco, Merger Sub (and any other intermediate holding companies) to take any action or refrain from taking any action in connection with the Transaction.

(b)        At or prior to (and subject to) the Closing, each Party (as applicable) will contribute, or cause to be contributed, to Holdco, in exchange for newly issued share capital of Holdco: (i) if applicable, such type and number (as may be mutually agreed by the Parties) of Target Securities Beneficially Owned by such Party or such Party’s applicable Affiliate(s) (such Party’s “Rollover Securities”), and (ii) a portion (to be allocated as may be agreed by the Parties) of the total amount of the cash equity financing required by Holdco to consummate the Transaction (such portion, such Party’s “Cash Contribution”). For the avoidance of doubt, the Parties agree that the obligation of each Party to make such Party’s contribution of Rollover Securities and/or Cash Contribution to Holdco pursuant to this Section 1.02(b) shall be subject to the execution and delivery of the Merger Agreement and the other Definitive Documents and to the satisfaction or waiver of the applicable conditions to the obligations of Holdco and its subsidiaries to consummate the Transaction to be set forth therein.

Section 1.03.     Additional Consortium Members. Trustar Capital and Mr. Cai, as representatives authorized by the Parties, may mutually agree to admit one or more additional investors to the Consortium as Additional Parties. Any additional party admitted to the Consortium pursuant to this Section 1.03 shall execute a deed of adherence to this Agreement in the form attached hereto as Schedule A (the “Deed of Adherence”) and upon its execution of the Deed of Adherence, such additional party shall become an “Additional Party” for purposes of this Agreement. Trustar Capital and Mr. Cai, as representatives authorized by the Parties, shall have the right, upon mutual agreement, to determine the type(s) and number(s) of Rollover Securities (if any), the amount of Cash Contribution (if any), the investment structure of any Additional Party admitted pursuant to this Section 1.03 and/or the Respective Proportion of such Additional Member (in which event the Respective Proportions of the existing Parties set forth on Schedule B will be adjusted appropriately and proportionately).

Section 1.04.      Debt Financing.

(a)         The Parties shall use reasonable best efforts and cooperate in good faith to arrange debt financing to support the Transaction (the “Debt Financing”), on terms satisfactory to the Parties. In order to facilitate the foregoing, the Parties agree to authorize and delegate to Trustar Capital the primary responsibility for negotiating the terms of the Debt Financing with financing banks and other financing sources identified by it; provided that any material terms and conditions of the Debt Financing shall require the approval of each of Trustar Capital and Mr. Cai as representatives authorized by the Parties. Trustar Capital shall keep the Management Parties or their designated representative(s) reasonably promptly informed and updated on the status of negotiations with such financing banks and other financing sources with respect to the Debt Financing (including by providing drafts of documents prepared in connection therewith).

(b)         To the extent practicable and permitted by the Board and the Special Committee, each Party shall (a) furnish the financing banks with financial, know-your-client and other relevant information as may be reasonably requested by the financing banks, and (b) take all corporate or other actions reasonably requested by the financing banks to facilitate the evaluation, negotiation, execution and consummation of the Debt Financing, including facilitating the pledging of collateral and, in connection therewith, executing and delivering customary pledge and security documents, other definitive financing documents or certificates, or other documents as may be reasonably requested by the financing banks.

Article II
Participation in Transaction; Advisors; Approvals

Section 2.01.     Information Sharing and Roles. Each Party shall cooperate in good faith in connection with the Proposal and the Transaction, including by (a) complying with any information delivery or other requirements entered into by Holdco or any of its Affiliates, and shall not, and shall direct its Representatives not to, whether by their action or omission, breach such arrangements or obligations; (b) participating in meetings and negotiations with the Special Committee and its advisors to the extent jointly requested by Trustar Capital and Mr. Cai; (c) executing and complying with any confidentiality agreements reasonably required by the Target; (d) sharing all information reasonably necessary to evaluate the Target, including technical, operational, legal, accounting and financial materials and relevant consulting reports and studies; (e) providing each other Party or Holdco with all information reasonably required concerning such Party or any other matter relating to such Party in connection with the Transaction and any other information a Party may reasonably require in respect of any other Party and its Affiliates for inclusion in the Definitive Documents; (f) providing timely responses to reasonable requests by another Party for information; (g) applying the level of resources and expertise that such Party reasonably considers to be necessary and appropriate to meet its obligations under this Agreement; and (h) consulting with each other Party and otherwise cooperating in good faith on any public statements regarding the Parties’ intentions with respect to the Target, any issuance of which shall be subject to Section 6.01. Unless otherwise agreed by Trustar Capital and Mr. Cai, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation M-A of the Exchange Act) with respect to the Target or the Transaction. Notwithstanding anything to the contrary in this Section 2.01, no Party is required to make available to the other Parties any of its internal investment committee materials or analyses or any information which it considers to be commercially sensitive information or which is otherwise subject to an obligation of confidentiality or subject to legal privilege. The Parties agree and acknowledge that any Party who is a director or officer of the Target shall not be obligated to provide any information in breach of any of such Party’s fiduciary duties, obligations of confidentiality or other obligations to the Target.

Section 2.02.      Appointment of Advisors.

(a)         Trustar Capital and Mr. Cai, as representatives authorized by the Parties, shall have the right to jointly engage, terminate or change all joint Advisors to the Consortium (the “Joint Advisors”) and to determine the scope and engagement terms of such Joint Advisors in connection with the Proposal and the Transaction.

(b)        If a Party requires separate representation in connection with specific issues arising out of the Proposal or the Transaction or other matters contemplated by the Definitive Documents, such Party may retain other Advisors to advise it; provided, that such Party shall (i) provide prior notice to the other Parties of such retention and (ii) be solely responsible for the fees and expenses of such separate Advisors, unless (x) otherwise agreed to in advance by the Parties in writing that the fees and expenses incurred by such separate Advisor will be treated as Consortium Transaction Expenses or (y) otherwise reimbursable or allocated as provided in Article III.

Section 2.03.      Approvals. Each Party shall use reasonable best efforts and provide all cooperation as may be reasonably requested by each other Party to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Parties, desirable for the consummation of the Transaction.

Section 2.04.      Exchange Act Reporting. During the term of this Agreement, each Party shall reasonably coordinate with the other Parties with respect to (a) the acquisitions or dispositions of Beneficial Ownership of Target Securities or (b) any other action that may trigger any other Party’s obligation to make an initial filing of, or any amendment to, its statements of Beneficial Ownership of Target Securities under the Exchange Act, in each case of clauses (a) and (b) in order to facilitate the other Parties’ compliance with Regulation 13D-G under the Exchange Act.

Article III
Transaction Costs

Section 3.01.      Expenses and Fee Sharing.

(a)         Upon consummation of the Transaction, the Surviving Company shall reimburse the Parties for, or pay on behalf of the Parties, as the case may be:

(i)            the Consortium Transaction Expenses; and

(ii)           without duplication of Section 3.01(a)(i) and notwithstanding that the Advisors referred to in this Section 3.01(a)(ii) may not be appointed as Joint Advisors, the costs and expenses of (A) Davis Polk & Wardwell as U.S. legal counsel to Trustar Capital, (B) Weil, Gotshal & Manges as U.S. legal counsel to the Management Parties, and (C) Haiwen & Partners as PRC legal counsel to Trustar Capital.

(b)        If (i) this Agreement is terminated in accordance with Article V and (ii) the Transaction is not consummated, without prejudice to each Party’s rights under Section 3.01(c), the Parties agree to share the Consortium Transaction Expenses among the Parties on a pro rata basis in accordance with their Respective Proportions or as may otherwise be agreed by the Parties.

(c)         If (i) this Agreement is terminated in accordance with Article V, (ii) the Transaction is not consummated and (iii) there has been a material breach of this Agreement by one or more Parties, then the breaching Party or Parties shall be liable to any non-breaching Party for all of such non-breaching Party’s out-of-pocket costs and expenses incurred in connection with the Transaction, including such non-breaching Party’s Respective Proportion of the Consortium Transaction Expenses and any fees, expenses and disbursements of any separate Advisors retained by such non-breaching Party pursuant to Section 2.02(b), without prejudice to any rights and remedies otherwise available to such non-breaching Party.

Section 3.02.      Timing of Payment. In the event and at any time that any amount is due and payable to a Party by another Party or the Surviving Company pursuant to this Article III, then the Party to which such amount is payable shall be entitled to demand payment of such amount by written notice to such other Party or the Surviving Company (as the case may be). Promptly upon (and in any event within fifteen (15) Business Days after) delivery of such demand notice, such other Party or the Surviving Company, as applicable, shall pay or cause to be paid such amount in full to the demanding Party.

Article IV
Exclusivity

Section 4.01.      Exclusivity Period. The “Exclusivity Period” shall begin on the date hereof and end on the earlier of (a) the date that is six (6) months after the date hereof (as may be extended in accordance with the proviso of this Section 4.01, the “End Date”), and (b) the termination of this Agreement pursuant to Section 5.01(b); provided that in the case of the foregoing clause (a), the End Date shall (i) at the end of such six (6)-month period, be extended for an additional period of three (3) months upon mutual written consent of Trustar Capital and Mr. Cai, which consent shall not be unreasonably withheld, delayed or conditioned for so long as the Consortium continues to actively pursue or implement the Transaction as of such End Date, and (ii) at the end of such additional three (3)-month period, be further extended for another additional period of three (3) months upon mutual written consent of Trustar Capital and Mr. Cai. In the event that the Merger Agreement is entered into by the parties thereto in connection with the Transaction, the Parties will reasonably discuss and agree to an extension of the exclusivity provisions in the Definitive Documents to be entered into concurrently with or prior to the execution of the Merger Agreement.

Section 4.02.      Conduct of the Parties during the Exclusivity Period. During the Exclusivity Period, each Party:

(a)         shall and shall cause its respective Affiliates and Representatives to, work exclusively with the other Parties to implement the Transaction, including to (i) evaluate the Target; (ii) formulate any amendments to the terms of the Proposal, if applicable; (iii) prepare and submit to the Target the Merger Agreement; (iv) conduct negotiations, prepare and finalize the Definitive Documents and (v) vote, or cause to be voted, at every shareholder meeting (whether by written consent or otherwise) all of its Target Securities against any Competing Proposal or matter that would facilitate a Competing Proposal and in favor of the Transaction;

(b)         shall not, without the written consent of Trustar Capital and Mr. Cai, directly or indirectly, either alone or with or through any of such Party’s Affiliates or Representatives: (i) make a Competing Proposal or join with, or invite, any other person to be involved in the making of any Competing Proposal (including through any rollover investment therein); (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Proposal; (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt financing, or contribution of Target Securities or provision of a voting agreement, in support of any Competing Proposal; (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything which is directly inconsistent with the Transaction as contemplated under this Agreement; (v) acquire (other than pursuant to share incentive plans of the Target or the exercise of options) or dispose of any Target Securities, or directly or indirectly (A) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Target Securities (“Transfer”) or permit the Transfer by any of their respective Affiliates of an interest in any Target Securities, in each case, except as expressly contemplated under this Agreement and the Definitive Documents, (B) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Target Securities, or any right, title or interest thereto or therein, or (C) deposit any Target Securities into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Target Securities (in each case of clauses (A), (B) and (C) except for any Transfer to a trustee, executor, family trust vehicle or other fiduciary solely for the benefit of a Party or any Immediate Family Members of such Party for bona fide estate planning purposes, provided, that as conditions to (and prior to) such permitted Transfer, such transferring Party shall have provided the Consortium with evidence showing the foregoing relationship of such permitted transferee to the transferring Party to the reasonable satisfaction of the Consortium, and such permitted transferee shall have agreed in writing to be bound by the terms of this Agreement as a Management Party by executing and delivering a customary form of deed of adherence that shall be reasonably acceptable to Trustar Capital and Mr. Cai, as representatives authorized by the Parties); (vi) take any action that would or would reasonably be expected to have the effect of preventing, disabling or delaying such Party from performing its obligations under this Agreement; or (vii) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing and whether or not legally binding) with any other person regarding the matters described in Section 4.02(a) or (b);

(c)        shall immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications (whether conducted by such Party or any of such Party’s Affiliates or Representatives) with all persons conducted heretofore with respect to a Competing Proposal; and

(d)        shall notify the other Parties promptly if such Party or any of such Party’s Affiliates or Representatives receives any approach or communication with respect to any Competing Proposal and shall promptly disclose to the other Parties the identity of any other persons involved and the nature and content of the approach or communication, and promptly provide the other Parties with copies of any such written Competing Proposal.

Notwithstanding the foregoing provisions of Section 4.02(b)(ii) or (vii) or Section 4.02(c), to the extent the Target’s Board and/or Special Committee specifically requests, on behalf of the Target, that a Management Party (solely in his or her capacity as a member of the Board and/or officer of the Target, and not in his or her capacity as a shareholder) cooperates in respect of a bona fide Competing Proposal that was not made, sought, initiated, solicited, encouraged, induced, facilitated or joined by such Management Party, and such Management Party determines (solely in his or her capacity as a member of the Board and/or an officer of Target, and not in his or her capacity as a shareholder) that, based on the advice of Cayman Islands counsel to the Consortium, such Management Party is obligated in such capacity to cooperate with the Target in order to comply with his or her fiduciary duties under Cayman Islands law, such Management Party may provide such cooperation but only to the extent required to comply with such fiduciary duties in such capacity; provided that promptly upon such request by the Target’s Board and/or Special Committee, such Management Party shall notify the other Parties of such request, except to the extent that such notification would be in violation or contradiction of his or her fiduciary duties under applicable laws based on the advice of Cayman Islands counsel to the Consortium. In no event shall this clause be used by a Management Party as a means to (i) circumvent the exclusivity provisions under this Section 4.02 or (ii) enter into any agreement, understanding or arrangement with any person or entity with respect to a Competing Proposal during the Exclusivity Period.

Article V
Termination

Section 5.01.      Termination.

(a)         Prior to the execution of the Merger Agreement, if the Parties, after good faith endeavors to pursue the Transaction in compliance with the other sections of this Agreement, are unable to agree on or prior to the End Date, either (i) as between themselves upon the material terms of the Transaction or (ii) with the Special Committee on the material terms of the Transaction which the Special Committee agrees to recommend to the public shareholders of the Target, then following the End Date, (A) any Party may terminate this Agreement upon prior written notice to the other Parties; and (B) this Agreement shall terminate with respect to all Parties thereafter, following which the provisions of Section 5.02 will apply.

(b)        Subject to Section 5.02, this Agreement shall terminate with respect to all Parties upon the earlier of (i) written agreement among the Parties to terminate this Agreement and (ii) the Closing.

Section 5.02.      Effect of Termination.

(a)         Upon termination of this Agreement pursuant to Section 5.01, Article III (Transaction Costs), Article V (Termination), Section 6.02 (Confidentiality), Article VII (Notices), Article IX (Miscellaneous) and any related definitions and schedules shall continue to bind the Parties and, in furtherance of and without limiting the foregoing, each Party shall be liable under Article III for its Respective Proportion of the Consortium Transaction Expenses incurred prior to the termination of this Agreement (unless otherwise provided in Article III).

(b)        Upon termination of this Agreement, except as set forth in Section 5.02(a), the Parties shall not be liable to each other in relation to this Agreement, except in respect of any rights and liabilities which have accrued before termination.

Article VI
Announcements and Confidentiality

Section 6.01.      Announcements. No announcements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements are required by applicable law or a court of competent jurisdiction, the SEC, NASDAQ or another regulatory body or stock exchange having jurisdiction over a Party (but only after the timing, form and terms of such announcement have been provided to and agreed by the other Parties and the other Parties have had a reasonable opportunity to comment on the timing, form and terms of such announcement, in each case, to the extent permitted by applicable law). Any announcement to be made by the Parties or their Affiliates (including Holdco) in connection with the Transaction shall be jointly coordinated and agreed by the Parties.

Section 6.02.      Confidentiality.

(a)         Except as permitted under Section 6.03, each Party shall not, and shall direct its Affiliates and Representatives not to, without the prior written consent of the other Parties, disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”). Each Party shall not and shall direct its Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transaction.

(b)        Subject to Section 6.03, the Recipient shall safeguard and return to the Discloser, on demand, any Confidential Information which falls within clause (a) of the definition of Confidential Information, or in the case of electronic data that constitutes Confidential Information, to return or destroy such Confidential Information (other than any electronic data stored on the back-up tapes of the Recipient’s hardware) at the option of the Recipient.

(c)         Each Recipient may retain in a secure archive a copy of the Confidential Information referred to in Section 6.02(b) if the Confidential Information is required to be retained by it for regulatory purposes or in connection with a bona fide document retention policy.

(d)        Each Party acknowledges that, in relation to Confidential Information received from the other Parties, the obligations contained in Section 6.02(a) shall continue to apply until the later of (i) the date three (3) years following the date hereof or (ii) the date twenty-four (24) months following termination of this Agreement pursuant to Section 5.01 unless otherwise agreed in writing.

Section 6.03.      Permitted Disclosures. A Party may make disclosures (a) to those of its Affiliates and Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement (including potential sources of equity and/or Debt Financing), provided, that (i) such Party shall have informed such Affiliates and Representatives of the confidential nature, the limited-use and other undertakings under this Agreement applicable to the Confidential Information, and (ii) such Affiliates and Representatives have agreed in writing to be bound by such term and restrictions under this Agreement applicable to the Confidential Information or are otherwise bound by confidentiality obligations applicable to the Confidential Information in such manner and terms that are no less restrictive than those required under this Agreement; (b) if required by applicable law or a court of competent jurisdiction, the SEC, NASDAQ or another regulatory body or stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only after the timing, form and terms of such disclosure have been notified to and agreed by the other Parties and the other Parties have had a reasonable opportunity to comment on the timing, form and terms of such disclosure, in each case, to the extent permitted by applicable law; or (c) if the information is publicly available other than through a breach of this Agreement by such Party or its Affiliates or Representatives.

Article VII
Notices

Section 7.01.      Notices. Any notice, request, instruction or other document to be given hereunder by any Party to another Party shall be in writing and delivered personally or sent by overnight courier or electronic mail:

If to Trustar Capital:

28/F, CITIC Tower

1 Tim Mei Avenue

Hong Kong

Attention: Xike Cheng

E-mail: xikecheng@citiccapital.com

If to a Management Party:

Smart Share Global Limited

6th Floor, 799 Tianshan W Road

Changning District, Shanghai 200335

People’s Republic of China

Attention: Maria Yi Xin

E-mail: maria@enmonster.com

or to such other address or e-mail address as such Party may hereafter specify for the purpose by notice to the other Party. All such notices, requests and other communications, (a) if hand delivered, shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. on a Business Day in the place of receipt; otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt; (b) if sent by overnight courier, shall be deemed received on the next succeeding Business Day after deposit with the overnight courier; and (c) if transmitted by electronic mail, shall be deemed received upon confirmation or proof of delivery.

Article VIII
Representations and Warranties

Section 8.01.      Representations and Warranties. Each Party hereby represents and warrants (on behalf of such Party only) to the other Parties that (a) such Party has the requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary action on the part of such Party (if applicable) and no additional proceedings are necessary to approve this Agreement, and (c) this Agreement has been duly executed and delivered by such Party and, assuming due authorization, execution and delivery by the other Parties, constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with the terms hereof. Each Party further represents and warrants (on behalf of such Party only) to the other Parties that (a) such Party’s execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any material contract or agreement to which such Party is a party or by which such Party is bound; (ii) violate any law, order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party or any of the properties or assets of such Party; or (iii) result in the creation of, or impose any obligation on such Party to create, any lien, charge or other encumbrance of any nature whatsoever upon such Party’s properties or assets, and (b) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of such Party.

Section 8.02.      Target Securities. Each Party hereby represents and warrants (on behalf of such Party only) to the other Parties that, unless otherwise disclosed in writing to the other Parties, as of the date of this Agreement: (a), such Party and/or its Affiliates hold of record such number of outstanding Target Ordinary Shares and other Target Securities in each case as set forth in “Item 6. Directors, Senior Management and Employees — B. Compensation” and “— E. Share Ownership” in the Target’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023 filed with the SEC on April 24, 2024, in each case free and clear of any encumbrances or restrictions (except for such encumbrances or restrictions pursuant to this Agreement or arising under the memorandum or articles of association of the Target, the share incentive plans of the Target or applicable securities laws); (b) such Party has the sole right to control the voting and disposition of the Target Ordinary Shares (if any) and any other Target Securities (if any) held by such Party or its Affiliates; and (c) except as set forth in the foregoing Section 8.02(a), such Party does not Beneficially Own, directly or indirectly, any Target Ordinary Shares or other Target Securities.

Section 8.03.     Reliance. Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and in reliance upon (among other things) the representations and warranties in Section 8.01 and Section 8.02 and have been induced by them to enter into this Agreement.

Article IX
Miscellaneous

Section 9.01.      Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

Section 9.02.      Further Assurances. Each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

Section 9.03.      Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 9.04.     Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by the Parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.05.     Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of each Party shall not be assigned or delegated without the prior written consent of the other Parties; provided, however, a Party as applicable may assign or delegate its respective rights and obligations under this Agreement, in whole or in part, to any affiliated investment funds of the Party, any investment vehicles of such Party or such funds (other than any portfolio companies of such Party or such funds), but no such assignment or delegation shall relieve such Party from any of its obligations hereunder. This Agreement shall be binding upon the respective heirs, successors and permitted assigns of the Parties. Nothing in this Agreement, whether express or implied, is intended to or shall confer upon any person, other than the Parties and their heirs, successors and permitted assigns, any rights, benefits, claims or remedies whatsoever under or by reason of this Agreement or any provision hereof.

Section 9.06.      No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venturer of the other Party.

Section 9.07.      Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. This Agreement shall not be effective until each Party has executed at least one counterpart. E-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

Section 9.08.      Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

Section 9.09.      Dispute Resolution.

(a)         Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.09 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third (3rd) Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two (2) Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third (3rd) Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)        Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 9.09, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction.

Section 9.10.      Remedies. Without prejudice to the rights and remedies otherwise available to any Party, including the right to claim money damages for breach of any provision hereof, any Party may bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement.

Section 9.11.     Limitation on Liability. The obligation of each Party under this Agreement is several (and not joint or joint and several), unless otherwise provided in this Agreement.

Section 9.12.     Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, the Parties agree that no person or entity other than the Parties (and their successors and permitted assigns) has any rights, remedies, benefits, liabilities, obligations or commitments (whether known or unknown or whether contingent or otherwise) hereunder, and no liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of the Parties or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, financing sources or Representatives of any of the foregoing or their successors or assigns other than the Parties (each a “Non-Recourse Party”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of a Party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, other than (a) such Party’s rights and claims under this Agreement against the Parties and their respective actual assignees and (b) any Party’s rights and claims under any other agreement entered into in connection with the Proposal or the Transaction against the other parties thereto.

Article X
Definitions and Interpretation

Section 10.01.    Definitions. In this Agreement, unless the context requires otherwise:

“Advisors” means the legal, accounting, banking and other advisors and/or consultants of the Consortium, Holdco, the Parties and/or a Party, as the case may be, appointed in connection with the Transaction.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified person and “Affiliates” shall be construed accordingly.

“Beneficial Ownership” by a person of any security includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided that, without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person will include securities Beneficially Owned by any Affiliates of such person which are Controlled by such person, but no Beneficial Ownership of securities shall be attributed to securities Beneficially Owned by any other person(s) solely by virtue of the fact that such first person may be deemed to constitute a “group” within the meaning of Section 13(d) of the Exchange Act with such other person(s). The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by applicable laws to be closed in the Cayman Islands, the PRC, Hong Kong or the State of New York.

“Competing Proposal” means a proposal, offer or invitation to the Target, any Party or its Affiliates (other than the Proposal), that involves the acquisition of Control of the Target, a sale of all or a substantial part of the assets of the Target, a restructuring or recapitalization of the Target, or some other transaction that would adversely affect, prevent or materially reduce the likelihood of the consummation of the Transaction with the Parties.

“Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transaction, unless such information is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality or such information is or becomes publicly available other than through a breach of this Agreement by such Party and (b) the existence or terms of, and any negotiations or discussions relating to, the Transaction, or any documentations in connection with the Transaction including without limitation this Agreement, the Proposal, and the Definitive Documents.

“Consortium Transaction Expenses” means, collectively, the out-of-pocket costs and expenses incurred by or on behalf of the Consortium in connection with the Transaction, including, without limitation, the costs and expenses associated with (A) the negotiation, delivery and execution of this Agreement and the other Definitive Documents, (B) any actions taken in accordance with the terms of the Definitive Documents and the Debt Financing, including regulatory filings made or to be made pursuant to the Merger Agreement, and (C) the retention of Joint Advisors by the Parties or the Consortium pursuant to Section 2.02(a) or the retention of an Advisor as contemplated by Section 2.02(b)(ii)(x). Consortium Transaction Expenses shall exclude, for the avoidance of doubt and subject to the immediately following sentence, any fees, expenses and disbursements of any separate Advisors retained by a Party pursuant to Section 2.02(b), unless otherwise agreed to in advance by the Parties in writing. Without limiting the generality of the foregoing or Section 2.02(a), the Parties acknowledge and agree that the Consortium Transaction Expenses will also include the costs and expenses: (x) of the Cayman Islands legal counsel appointed as a Joint Advisor pursuant to Section 2.02(a); (y) incurred or payable by the Parties or the Consortium in connection with the evaluation, negotiation, execution and funding of the Debt Financing, including any commitment or other fees charged by the Debt Financing sources and any legal expenses in connection therewith; and (z) incurred or payable by the Parties or the Consortium in connection with the due diligence with respect to the Target and its business, including Advisors’ fees and expenses in connection therewith.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person whether through the ownership of voting securities or the possession of voting power, or as trustee or executor, by contract or otherwise.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Immediate Family Members” means, with respect to an individual, such individual’s spouse, domestic partner, children, siblings and parents, as well as any family trusts established for their benefit.

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Representatives” of a Party means such Party’s Affiliates and its and its Affiliates’ respective officers, managers, directors, general partners, employees, outside counsel, accountants, consultants, financial advisors, and potential sources of equity or debt financing (and their respective counsel).

“Respective Proportion” means, with respect to a Party or Parties, the percentage set forth opposite such Party or Parties under the column “Respective Proportion” in the table set forth in Schedule B, unless otherwise mutually agreed by the Parties in writing.

“SEC” means the United States Securities and Exchange Commission.

“Target Ordinary Shares” means, collectively, the ordinary shares, par value US$0.0001 per share, of the Target, including Class A ordinary shares (including those in the form of American depositary shares, each representing two Class A ordinary shares) and Class B ordinary shares.

“Target Securities” means Target Ordinary Shares and other securities of the Target (including any warrants, options and other securities which are convertible into or excisable for any Target Ordinary Shares or otherwise) issued by the Target.

Section 10.02.     Headings. Section and paragraph headings are inserted for ease of reference only and shall not affect construction.

Section 10.03.     Negotiation of the Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 10.04.    Other Definitional and Interpretative Provisions. Pronouns of a gender or neuter shall include, as appropriate, the other pronoun forms. Except where otherwise indicated by the context, words imparting the singular number only shall include the plural and vice versa. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Trustar Mobile Charging Holdings Limited

By:	/s/ Rikizo Matsukawa
Name:	Rikizo Matsukawa
Title:	Director

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Mars Guangyuan Cai

/s/ Mars Guangyuan Cai

Peifeng Xu

/s/ Peifeng Xu

Victor Yaoyu Zhang

/s/ Victor Yaoyu Zhang

Maria Yi Xin

/s/ Maria Yi Xin

[Signature Page to Consortium Agreement]